Rohm and Haas Confidential
DRAFT July 25, 2004 – 11:00 am

ROHM AND HAAS COMPANY REPORTS SECOND QUARTER 2004 RESULTS

Philadelphia, PA, July 28, 2004 – Rohm and Haas Company (NYSE:ROH) today reported second quarter sales of $1,801 million, a 15 percent increase over the same period in 2003, reflecting strong demand in most businesses, along with the favorable impact of currency movement on the revenue line. Earnings of $118 million, or $.52 per share, were up substantially over a $(3) million loss, or $(.02) per share in the same period a year ago. The second quarter 2003 loss included $94 million, after tax, or $.43 per share, for restructuring and asset impairment charges.

	2nd Quarter 2004		2nd Quarter 2003
Net Sales	$1,801	million	$1,570	million
Net Earnings (Loss)	$118	million	$(3	) million
	$.52	per share	$(.02	) per share

“We continue to benefit from the strengthening economy, and key businesses are seeing solid gains as a result of new products and technologies,” said Raj L.Gupta, chairman and chief executive officer. “We saw growth across most of our businesses and regions, building on the sales momentum that began in late 2003. The positive impact of the higher demand, favorable currency movement and modestly higher selling prices combined to offset the higher costs of raw material used by many of our businesses, driven by the high price of oil and natural gas, geopolitical uncertainties and tight supply. The lag between selling price increases and higher raw material costs put pressure on our gross profit margins. Despite these factors, we delivered a solid quarter,” he said.

Sales in the Coatings business of $642 million represent a 14 percent increase over the same period in 2003, primarily driven by strong demand and favorable currency. Demand was strong in the global Architectural and Functional Coatings sectors, particularly in North America and Asia-Pacific. The North American growth was driven by the solid housing and remodeling markets, while growth in Asia-Pacific occurred across most market segments. Sales in both Powder Coatings and Automotive Coatings were also up over the prior year, primarily due to some improvement in the industrial powder coatings markets, the favorable impact of currency and some share gains. Earnings of $66 million for the Coatings business were up over the reported loss of $(4) million in the prior year period. The prior year period included $63 million of after-tax restructuring and asset impairment charges. The earnings improvement is also attributable to higher demand, efficient operations and favorable currencies. Gross profit margins remain under pressure as a result of the lag in timing between selling prices and the significantly higher raw material, natural gas and freight-related costs.

Performance Chemicals sales of $398 million were up 13 percent over the comparable period in 2003, attributable to stronger demand in the Plastics Additives, Process Chemicals and Consumer and Industrial Specialties businesses, as well as favorable currencies. The sales improvement in Plastics Additives reflects a general economic recovery in North America, as well as market share gains in Europe. Sales in Process Chemicals were also up compared with the same period a year ago, with particularly strong growth in Organic Specialties and Ion Exchange Resins. Consumer and Industrial Specialties posted higher sales across all regions, with strong growth of biocides used for wood preservatives in North America. Earnings of $34 million are up compared to the loss of $(2) million in the second quarter of 2003. The prior year period included $25 million of after-tax restructuring and asset impairment charges. The earnings improvement is attributable to higher demand, smooth manufacturing operations, higher selling prices, and the favorable impact of currency.

Monomers sales of $346 million were up 15 percent over the second quarter of 2003, reflecting higher demand for both captive and merchant markets, increased selling prices, and the impact of favorable currencies. Earnings of $24 million were up significantly from the $12 million in the comparable period last year, as increased selling prices, higher demand, efficient plant operations, and the impact of favorable currency combined to offset significantly higher raw material and natural gas costs.

Sales in Electronic Materials of $319 million were up 25 percent over second quarter of 2003, reflecting higher demand across all regions, with the largest growth occurring in the Asia-Pacific region. All three Electronic Materials businesses experienced strong growth in the quarter, driven by their advanced product lines. Earnings of $37 million were up 85 percent over the same period in 2003, with particularly strong demand in advanced technology products.

Adhesives and Sealants sales for the quarter were $174 million, up 9 percent over the comparable period in 2003, driven by higher demand, the impact of favorable foreign currencies, and higher pricing. In Europe, the market remains soft, while demand across most markets in North America and Latin America is up, with higher demand in Asia-Pacific driven by packaging adhesives and labels. Earnings of $9 million in the second quarter of 2004 were up over the $2 million in the comparable period in 2003. The increase from the prior period is due to cost savings from process efficiencies, higher demand, selling price increases, and the impact of favorable foreign currency more than offsetting higher raw material costs.

Salt sales of $138 million increased approximately 1 percent over the same period in 2003 as demand for both new products and the water conditioning product line, higher pricing and the favorable impact of currency offset decreased ice-control sales. The year-on-year sales comparison is impacted by near record ice control sales that occurred in the second quarter of 2003. Break-even results are down from the comparable period in 2003. The favorable impact of pricing and currency was offset by higher operating costs, particularly for natural gas, higher promotional expenses related to new product introductions, higher employee-related expenses, and the lower demand for ice-control products.

Corporate expenses increased $18 million for the quarter as compared with the prior year period, primarily due to the negative impact of foreign currency translations, higher consulting expenses, and increased environmental reserves.

Second Quarter 2004 Regional Performance

Sales in North America were up 11 percent over the comparable period in 2003, due to the higher demand across many of the businesses, as well as the favorable impact of currency exchange between the U.S. and Canadian dollars. The decorative coatings market in the region continues to remain strong, as well as construction related markets supported by the Plastics Additives and Consumer and Industrial Specialties businesses. European sales for the quarter

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were up 10 percent over the second quarter of 2003, reflecting higher demand and the impact of a weak U.S. dollar. The higher demand in this region was driven by the solid consumer and construction related markets, while industrial and adhesives markets remain soft. Sales in Asia-Pacific are up 30 percent over the comparable period last year, reflecting the continued strengthening of the electronic materials markets, as well as solid demand in most other key markets the businesses serve in the region. Latin America sales are up 33 percent over the prior year period, reflecting an improved economic environment throughout the region.

Comments on the Second Quarter 2004 Income Statement

Gross profit margin in the quarter was 28.2 percent, compared to 29.4 percent in the same period last year, as higher raw material and natural gas costs more than offset the impact of favorable product mix, modestly higher selling prices and efficient plant operations.

Selling and Administrative (S&A) expense of $240 million reflects higher employee costs and consulting expenses related to business process reengineering activities, as well as the unfavorable impact of currency movement, which were only partly offset by recent cost saving initiatives. S&A spending as a percentage of sales was 13.3 percent, down from the 14.3 percent in the comparable period in 2003.

Research expense for the quarter was $64 million, up approximately 7 percent from the same period a year ago, reflecting higher employee-related costs and spending on new product and technology development consistent with our strategy.

Interest expense was $33 million for the quarter, up 6 percent from the same period in 2003, primarily due to a reduction in capitalized interest.

Income tax expense for the quarter was $47 million, with an effective tax rate of 28.5 percent.

Year-To-Date 2004 Performance

Sales for the six months ending June 30, 2004 were $3,633 million, representing a 14 percent increase over the comparable period in 2003. All businesses posted higher sales due to increased demand across all regions, the impact of favorable currencies and moderately higher selling prices. Earnings for the six months ending June 30, 2004 were $232 million or $1.03 per share, compared to $71 million or $.32 per share in the prior year period, reflecting increased demand, higher pricing, and the impact of favorable currencies, which more than offset the higher raw material, energy and employee-related costs. The year-on-year comparison includes $98 million, after tax, for restructuring and asset impairment charges in the same period in 2003.

Full Year Guidance

In discussing the outlook for the remainder of the year, Gupta noted that the overall economic outlook is positive, and the company expects continued growth in demand, yet the significantly higher raw material, natural gas and freight costs will limit the full impact of the sales growth on earnings. “The escalation of raw material and natural gas costs is occurring at rates faster than our price increases can fully recover,” Gupta said. “As the remainder of the year progresses, we will also experience the normal seasonal shift from our Coatings business to Salt and Electronic Materials, and expect full-year sales growth in the 11 to 13 percent range, with full-year sales in the range of $7.2 billion, assuming current currency exchange rates hold. This growth, combined with our ongoing focus on operating efficiencies and closing of the gap between raw materials and selling prices, should enable us to deliver full-year earnings in the $2.05 to $2.15 range.

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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 8, 2004.

Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company has annual sales of approximately $6.4 billion with operations in 27 countries. Additional information about Rohm and Haas can be found at www.rohmhaas.com.

CONTACTS:	Media Relations	Investor Relations
	Brian McPeak	Mike Hamilton
	Corporate Communications	Director, Investor Relations
	215-592-2741	215-592-2928
	Bmcpeak@rohmhaas.com	MikeHamilton@rohmhaas.com

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Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percent			Percent
	2004	2003	Change	2004	2003	Change
Net sales	$1,801	$1,570	15%	$3,633	$3,183	14%
Cost of goods sold	1,293	1,109	17%	2,611	2,273	15%

Gross profit	508	461	10%	1,022	910	12%
Selling and administrative expense	240	225		484	440
Research and development expense	64	60		128	121
Interest expense	33	31		63	63
Amortization of finite-lived intangibles	15	17		31	34
Share of affiliate earnings, net	5	5		10	8
Provision for restructuring and asset impairments	(1)	146		(3)	151
Other (income) expense, net	(3)	(1)		(2)	(2)

Earnings (loss) before income taxes and cumulative effect of accounting change	165	(12)		331	111
Income tax expense (benefit)	47	(9)		99	32

Earnings (loss) before cumulative effect of accounting change	$118	$(3)		$232	$79

Cumulative effect of accounting change, net of $3 of income taxes in 2003					(8)

Net earnings (loss)	$118	$(3)		$232	$71

Earnings (Loss) Per Share (in dollars)
Basic earnings (loss) per share:
Earnings (loss) before cumulative effect of accounting change	$0.53	$(0.02)		$1.04	$0.36
Cumulative effect of accounting change					(0.04)

Net earnings per share	$0.53	$(0.02)		$1.04	$0.32

Diluted earnings (loss) per share:
Earnings (loss) before cumulative effect of accounting change	$0.52	$(0.02)		$1.03	$0.36
Cumulative effect of accounting change					(0.04)

Net earnings per share	$0.52	$(0.02)		$1.03	$0.32

Weighted average common shares outstanding — basic	223.1	221.2		222.9	221.2
Weighted average common shares outstanding — diluted	224.4	221.2		224.3	221.8
Other Data:
Capital spending	$56	$77		$108	$162
Depreciation expense	$102	$97		$204	$199

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
(preliminary and unaudited)

	June 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$231	$196
Restricted cash	47	—
Receivables, net	1,464	1,309
Inventories	774	821
Prepaid expenses and other current assets	202	201

Total current assets	2,718	2,527
Land, buildings and equipment, net	2,808	2,941
Goodwill and other intangible assets, net	3,351	3,387
Other assets	554	625

	$9,431	$9,480

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term obligations	$96	$107
Trade and other payables	522	609
Accrued liabilities	794	825
Federal, foreign and other income taxes payable	298	300

Total current liabilities	1,710	1,841

Long-term debt	2,427	2,468
Employee benefits	630	635
Other liabilities	1,138	1,166
Minority interest	14	13
Commitments and contingencies
Stockholders’ equity:
Common stock: shares issued - 242,078,349	605	605
Additional paid-in capital	2,026	2,002
Retained earnings	1,215	1,087

	3,846	3,694
Treasury stock	(176)	(185)
ESOP shares	(98)	(100)
Accumulated other comprehensive loss	(60)	(52)

Total stockholders’ equity	3,512	3,357

	$9,431	$9,480

Rohm and Haas Company and Subsidiaries	Appendix I
(in millions)
(unaudited)

     Net Sales by Business Segment and Region

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Business Segment
Coatings	$642	$563	$1,208	$1,064
Performance Chemicals	398	353	776	683
Monomers	346	302	644	544
Electronic Materials	319	256	621	509
Adhesives and Sealants	174	159	350	318
Salt	138	137	422	418
Elimination of Intersegment Sales	(216)	(200)	(388)	(353)

Total	$1,801	$1,570	$3,633	$3,183

Customer Location
North America	$909	$816	$1,884	$1,721
Europe	489	445	978	863
Asia-Pacific	338	260	645	504
Latin America	65	49	126	95

Total	$1,801	$1,570	$3,633	$3,183

     Net Earnings (Loss) by Business Segment (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Business Segment
Coatings	$66	$(4)	$122	$43
Performance Chemicals	34	(2)	66	14
Monomers	24	12	39	14
Electronic Materials	37	20	68	41
Adhesives and Sealants	9	2	22	12
Salt	—	3	24	32
Corporate	(52)	(34)	(109)	(77)

Total	$118	$(3)	$232	$79

(1) Before cumulative effect of accounting change

Rohm and Haas Company and Subsidiaries	Appendix II
(in millions)
(unaudited)

     Provision for Restructuring and Asset Impairments by Business Segment

     Pre-tax

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Business Segment
Coatings	$1	$98	$1	$102
Performance Chemicals	4	38	4	43
Monomers	—	2	—	2
Electronic Materials	(3)	2	(3)	(1)
Adhesives and Sealants	1	5	(1)	4
Salt	—	—	—	—
Corporate	(4)	1	(4)	1

Total	$(1)	$146	$(3)	$151

     After-tax

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Business Segment
Coatings	$1	$63	$1	$66
Performance Chemicals	3	25	3	28
Monomers	—	1	—	1
Electronic Materials	(2)	1	(2)	(1)
Adhesives and Sealants	1	3	—	3
Salt	—	—	—	—
Corporate	(4)	1	(4)	1

Total	$(1)	$94	$(2)	$98

Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) by Business Segment (1)

Due to the varying impacts of debt, interest rates, acquisition related amortization and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Business Segment
Coatings	$118	$14	$223	$109
Performance Chemicals	72	19	143	72
Monomers	48	33	86	51
Electronic Materials	69	46	131	95
Adhesives and Sealants	25	11	55	35
Salt	17	24	72	86
Corporate	(34)	(14)	(81)	(41)

Total	$315	$133	$629	$407

     Reconciliation of EBITDA to Net Earnings (Loss) (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
EBITDA	$315	$133	$629	407
Interest expense	33	31	63	63
Income tax expense (benefit)	47	(9)	99	32
Depreciation expense	102	97	204	199
Amortization of finite-lived intangibles	15	17	31	34

Earnings (loss) before cumulative effect of accounting change	$118	$(3)	$232	$79

(1) Before cumulative effect of accounting change